Exhibit 99.1

News Release

Weatherford Reports Record Results of $0.64 Per Diluted Share

Announces Redemption of Zero Coupon Convertible Senior Debentures

HOUSTON, July 28, 2005 — - Weatherford International Ltd. (NYSE: WFT) today reported second quarter 2005 net income of $94.7 million from continuing operations or $0.64 per diluted share. The company continues to post record earnings as second quarter diluted earnings per share from continuing operations improved 8.5 percent from first quarter diluted earnings per share before non-recurring charges and 60 percent from second quarter 2004 diluted earnings per share of $0.40 which excluded the gain relating to the company’s sale of Universal Compression Holdings, Inc.’s common stock. The annual improvement of 60 percent was propelled by our commitment to infrastructure investments and technologies.

Revenues for the second quarter were $937.3 million and represent the highest revenue levels in company history. Second quarter revenues improved 9 percent sequentially despite a severe seasonal downturn in the Canadian market and 26 percent over the $742.2 million reported last year. The Eastern Hemisphere led the growth with a 20 percent increase over the prior quarter and a 28 percent increase over the second quarter 2004. North American revenues grew marginally over the prior quarter, 4 percent, as strong improvements in the U.S. were largely offset by the 23 percent decline in Canadian revenues due to spring break-up.

Operating income was $139.0 million for the quarter, 7 percent higher than the first quarter before non-recurring charges and over 50 percent higher than the same quarter in the prior year.

In the first six months of 2005, revenues were $1.8 billion and income from continuing operations before charges was $181.2 million or $1.22 per diluted share. In 2004, reported revenues for the first six months were $1.5 billion, and income from continuing operations was $109.3 million or $0.78 per diluted share excluding the gain on sale of Universal common stock.

Drilling Services

Revenues for the quarter reached record levels of $533.4 million, 10 percent above the prior quarter and 26 percent above the same quarter in the prior year. Geographically, all regions, excluding Canada, posted sequential improvements greater than 10 percent. The North Sea/Middle East and the U.S. led the improvements with a 22 percent and 16 percent increase, respectively. The strong performance in these regions more than offset the 40 percent decline in Canadian revenues.

Operating income of $121.0 million was 8 percent higher than the preceding quarter and 39 percent higher than the same quarter in the prior year. Furthermore, excluding Canada, operating income incremental margins improved 31 percent. Improvements were due to strong performances by our well construction and intervention services product lines.

Production Systems

Second quarter revenues of $403.9 million were led by a strong performance in the Eastern Hemisphere and the U.S. Revenue growth in the Eastern Hemisphere was 26 percent sequentially and 30 percent over the same period in 2004 while growth in the U.S. was 18 percent sequentially and 45 percent over the same period last year. All product lines posted increased revenues over the prior quarter.

The current quarter’s operating income of $52.6 million improved 3 percent above the preceding quarter despite the negative impact of the Canadian seasonal decline. Operating income improved 68 percent as compared to the same quarter in the prior year and operating margins improved over 310 basis points.

Research and Development

The company’s Research and Development expenditures were $23.9 million in the second quarter. Expenditures increased $3.9 million as compared to the same quarter in the prior year due to the continued commitment to raise the technology content of products and services.

Corporate Expenses

Corporate Expenses were relatively flat sequentially and increased $5.2 million as compared to the same period last year due primarily to corporate governance compliance and employee stock-based compensation expense.

Equity in Earnings of Unconsolidated Affiliates

Equity in Earnings of Unconsolidated Affiliates were $6.6 million for the second quarter as compared $4.2 million excluding charges in the prior quarter and $6.0 million for the second quarter 2004. The sequential increase is due to higher earnings by Universal Compression Holdings, Inc.

Acquisition of Precision

The acquisition of Precision Drilling Corporation’s Energy Services and International Drilling divisions, announced in June 2005, is expected to close in late August 2005.

Redemption of Zero Coupon Convertible Senior Debentures

The company announced this morning that it is calling for redemption on August 29, 2005 of all its outstanding Zero Coupon Convertible Senior Debentures due June 30, 2020. The aggregate redemption price is expected to be approximately $578 million. The Company intends to fund the redemption of the Debentures from cash on hand and borrowings under its revolving credit agreement. Holders will have the right to convert their Debenture into the Company’s common shares prior to the redemption date.

Conference Call

The company will host a conference call with financial analysts on Thursday, July 28, 2005 at 8:00 a.m. (CDT). The purpose of the conference call is to discuss results for the company’s second quarter ended June 30, 2005. The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures used in this release and may be used periodically by management when discussing the company’s financial results with investors and analysts.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 19,000 people worldwide.

# # #

Contact:            Lisa W. Rodriguez                    (713) 693-4746
                         Chief Financial Officer

                         Andrew P. Becnel                    (713) 693-4136
                         Vice President — Finance

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(In 000’s, Except Per Share Amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Net Revenues:
Drilling Services	$533,422	$424,912	$1,020,066	$828,631
Production Systems	403,873	317,276	774,935	626,197

	937,295	742,188	1,795,001	1,454,828

Operating Income (Expense):
Drilling Services	121,036	86,950	233,275	163,646
Production Systems	52,599	31,254	103,847	67,536
Research and Development	(23,903)	(20,021)	(44,922)	(39,274)
Equity in Earnings	6,578	6,025	10,779	11,278
Non-recurring Expense	—	—	(6,762)	—
Corporate Expenses	(17,341)	(12,186)	(34,230)	(23,554)

	138,969	92,022	261,987	179,632

Other Income (Expense):
Gain on Sale of Universal Common Stock	—	25,280	—	25,280
Other, Net	3,272	(1,251)	2,693	(623)
Interest Expense, Net	(13,379)	(15,054)	(27,037)	(30,728)

Income from Continuing Operations Before Income Taxes	128,862	100,997	237,643	173,561
Provision for Income Taxes	(34,137)	(19,965)	(62,483)	(39,029)

Income from Continuing Operations	94,725	81,032	175,160	134,532
Income (Loss) from Discontinued Operation, Net of Taxes	463	(7,143)	624	(8,038)

Net Income	$95,188	$73,889	$175,784	$126,494

Basic Earnings Per Share:
Income from Continuing Operations	$0.68	$0.61	$1.27	$1.01
Income (Loss) from Discontinued Operation	0.01	(0.05)	0.00	(0.06)

Net Income	$0.69	$0.56	$1.27	$0.95

Diluted Earnings Per Share:
Income from Continuing Operations	$0.64	$0.57	$1.19	$0.95
Income (Loss) from Discontinued Operation	0.00	(0.05)	0.00	(0.05)

Net Income	$0.64	$0.52	$1.19	$0.90

Weighted Average Shares Outstanding:
Basic	138,936	133,107	138,375	132,710
Diluted	153,513	147,597	152,792	147,273

Weatherford International Ltd.
Supplemental Information
(In 000’s)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Geographic Revenues:
Eastern Hemisphere	$357,920	$280,293	$656,267	$543,074
United States	372,247	281,239	689,967	521,295
Canada	124,459	108,670	285,724	251,719
Latin America	82,669	71,986	163,043	138,740

	$937,295	$742,188	$1,795,001	$1,454,828

Depreciation and Amortization:
Drilling Services	$49,770	$45,046	$99,440	$89,935
Production Systems	18,816	16,297	37,558	32,072
Research and Development	1,168	1,131	2,310	2,308
Other	563	628	1,131	1,212

	$70,317	$63,102	$140,439	$125,527

Research and Development:
Drilling Services	$11,714	$9,815	$21,519	$19,629
Production Systems	12,189	10,206	23,403	19,645

	$23,903	$20,021	$44,922	$39,274

Selected Balance Sheet Information
(In 000’s)

	June 30,	December 31,
	2005	2004

Cash	$305,671	$317,439
Accounts Receivable, Net	809,394	742,291
Inventories	764,676	679,607
Accounts Payable	270,149	279,763
Short-Term Borrowings and Long-Term Debt	1,441,978	1,426,666
Shareholders’ Equity	3,540,801	3,313,389